EXHIBIT 21.1

SUBSIDIARIES OF CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics Global Corporation (Delaware, U.S.)
Cabot Microelectronics Polishing Corporation (Delaware, U.S.)
QED Technologies International, Inc. (Delaware, U.S.)
Cabot Microelectronics Japan K.K. (Japan)
Nihon Cabot Microelectronics K.K. (Japan)
Cabot Microelectronics Singapore Pte. Ltd (Singapore)